EXHIBIT 99.2
NEWS

REPUBLIC CONTACTS
Media Inquiries:     Susan David    (480) 627-2885
Investor Inquiries:     Ed Lang    (480) 627-7128

REPUBLIC SERVICES, INC.
INCREASES QUARTERLY DIVIDEND BY
APPROXIMATELY 7% TO $0.235 PER SHARE

Phoenix, AZ, July 26, 2012 – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a one and one-half cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.235 per share will be paid on October 15, 2012 to stockholders of record on October 1, 2012.

Donald W. Slager, President and Chief Executive Officer, said, “Our Board of Directors raised the quarterly dividend by approximately 7% to $0.235 per share. Republic has had a dividend in place since 2003 and we maintain a balanced approach to investing in our business, maintaining a strong capital structure and growing cash returns to our owners.”

About Republic

Republic Services, Inc. is an industry leader in the U.S. non-hazardous solid waste industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers.  Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

The Company participates in investor presentations and conferences throughout the year.  Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page.  Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.